UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 9, 2012

CORPORATE PROPERTY ASSOCIATES 16 - GLOBAL INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

001-32162	80-0067704
(Commission File Number)	(IRS Employer Identification No.)

50 Rockefeller Plaza, New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 492-1100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

The registrant announced today that its estimated net asset value per share (“NAV”) as of December 31, 2011 has been determined to be $9.10. Factors used to calculate NAV include estimates of the fair market value of the registrant’s real estate and mortgage debt, which are provided by a third party. The registrant then adjusts this amount based on certain factors, principally estimated disposition costs (including estimates of expenses, commissions and fees payable to its advisor) and the registrant’s net other assets and liabilities as of the same date. The estimate produced by this calculation is then rounded to the nearest $0.10.

The appraisal is based on a property level analysis of the registrant’s properties by applying a discounted cash flow analysis to: (1) the estimated net operating income for each property in the portfolio during the remaining anticipated lease term and (2) the estimated residual value of each property from a hypothetical sale of the property upon the expiration of the lease. The hypothetical sale amount was derived by capitalizing the estimated net operating income of each property for the year following the lease expiration at a selected capitalization rate.

The discount rates and residual capitalization rates used to value the properties were selected based on several factors, including the creditworthiness of the lessees, industry surveys, interviews with real estate brokers and other industry professionals, property type, location and age, current lease rates relative to market lease rates and anticipated lease duration. The discount rates applied to the estimated net operating income of each property ranged from approximately 3.8% to 15.3%. The discount rates applied to the estimated residual value of each property ranged from approximately 6.5% to 13.8%. The residual capitalization rates applied to the properties ranged from approximately 7.0% to 13.0%. The resulting imputed capitalization rates based on the estimated net operating income of the registrant was 8.6%.

The resulting appraised real estate values of the registrant’s portfolio were then adjusted for a number of items, the largest of which was the estimated fair market value of the property level non-recourse mortgage debt. The fair market value of such property level debt was determined based upon available market data for comparable liabilities and applying selected discount rates to the stream of future debt payments. The discount rates applied to the future property level debt payments for the registrant excluding four special tenant situations (where fair value of assets was estimated to be lower than the outstanding balance of property level debt) ranged from approximately 2.9% to 8.2%.

Starting March 2012, the updated NAV of $9.10 will be used for purposes of effectuating permitted redemptions of the registrant’s common stock and issuing shares pursuant to its distribution reinvestment plan.

The determination of the registrant’s NAV involves a number of assumptions and management judgments, including disposition costs. These assumptions and judgments may prove to be inaccurate. There can be no assurance that a stockholder would realize $9.10 per share if the registrant were to liquidate or engage in another type of liquidity event today.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Corporate Property Associates 16—Global Incorporated

Date: March 12, 2012	By:	/s/ Mark J. DeCesaris
Mark J. DeCesaris
Managing Director and Chief Financial Officer